Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements (Forms S-8 Nos. 333-122836, 333-72886, and 333-51411) of GameTech International Inc. of our report dated February 8, 2006, with respect to the consolidated financial statements of GameTech International Inc. as of and for the year ended October 31, 2005 included in its Annual Report on Form 10-K as filed on or about February 14, 2006 with the Securities and Exchange Commission.
/s/ GRANT THORNTON LLP
Reno, Nevada
February 13, 2006